Exhibit 99.1

Crocs, Inc. Reports Second Quarter 2014 Financial Results, Announces Strategic Plan for Driving Business Improvement

NIWOT, COLORADO — July 21, 2014 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the second quarter ended June 30, 2014, and announced strategic plans for long-term improvement and growth of the business.  These plans comprise four key initiatives, including: (1) streamlining the global product and marketing portfolio, (2) reducing direct investment in smaller geographic markets, (3) creating a more efficient organizational structure including reducing duplicative and excess overhead which will also enhance the decision making process, and (4) closing or converting approximately 75 to 100 Crocs branded retail stores around the world.  The company expects cost savings associated with the reduction in force of $4.0 million in 2014 and $10.0 million in 2015.  Further, the company expects store closings will reduce revenue by approximately $35.0 to $50.0 million and reduce SG&A expense by approximately $17.0 to $25.0 million with an insignificant impact on future operating income.

Second Quarter Financial Highlights:

•                  GAAP revenue increased 3.6% in the second quarter of 2014 to $376.9 million.  On a constant currency basis, revenue increased 3.5% in the second quarter of 2014.

•                  Shares repurchased in the quarter were 2.3 million, bringing the year-to-date repurchases to 3.2 million shares.

•                  GAAP net income per common share was $0.19, and excluding certain charges, the company reported a non-GAAP net income(1) per common share of $0.36.

“Crocs’ performance in the second quarter demonstrates the underlying potential of our global brand and business and the need for dynamic change in our strategy, organization and approach to the market,” said Crocs President Andrew Rees.  “Overall, revenue was in line with our expectations, and we have set a course for meaningful change going forward.”

Strategic Performance Improvement Initiatives Underway

The company undertook a comprehensive strategic review of the business and its operations globally and identified four key areas of opportunity in the business.

(1) Non-GAAP income from operations and Non-GAAP net income are financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.

First, Crocs intends to focus on its core molded footwear heritage, as well as develop innovative casual footwear platforms. The company will streamline the product portfolio, eliminate non-core product development and will explore strategic alternatives for non-core brands.  This more centralized product line control will also result in (i) a reduction of the SKU proliferation that has occurred over the past few years, (ii) a simplified and efficient supply chain and (iii) a reduction in overall product line costs and inventory levels.

Further, the company intends to drive cohesive global brand positioning from region to region and year to year to create a clearer and consistent product portfolio and message, resulting in a more powerful consumer connection to the brand.  This strategy will be accomplished through developing powerful product stories supported with effective, consistent and clear marketing.  Finally, the company will increase working marketing spend, defined as funds that put marketing messages in front of consumers, by about 50 percent, funded primarily from a reduction of marketing overhead.

Second, the company will refine its business model around the world, prioritizing direct investment in larger-scale geographies to focus the company’s resources on the biggest opportunities, moving away from direct investment in the retail and wholesale businesses in smaller markets and transferring significant commercial responsibilities to distributors and third-party agents.  These re-alignments are already underway in Brazil, Taiwan and other markets around the globe.  Further the company intends to expand engagement with leading wholesale accounts in select markets to drive sales growth, optimize product placement and enhance brand reputation.

Third, Crocs has reorganized key business functions to improve efficiency, having eliminated 183 global positions of which the majority took place today, reducing structural complexity, size and cost. The company expects cost savings associated with the reduction in force of $4.0 million in 2014 and $10.0 million in 2015.   In addition, Crocs will open a Global Commercial Center in the Boston area in late 2014, housing key merchandising, marketing and retail functions.  The Boston location was chosen in order to attract experienced senior footwear and retail management talent.  The Global Commercial Center in Boston will join the Product Creation and Global Shared Services Center in Niwot, Colo., the cornerstone of support for Crocs’ global business.  The company will strengthen Regional Commercial Centers in the Netherlands, Singapore and Japan with responsibility for managing Crocs’ global business.

Fourth, Crocs will rationalize under-performing business units, in order to re-align its cost-structure and place greater focus on assets and operations with higher profit potential.  This action will enable the company to gain greater strategic and economic leverage from its direct-to-consumer assets, including owned retail and e-commerce stores.  The company intends to close or convert approximately 75 to 100 company-owned retail locations around the world, with 18 stores already closed or converted to partner stores in the second quarter of 2014.  The company is also focused on various initiatives to improve four-wall retail store performance, such as merchandising, inventory planning, as well as the benefits from the above-mentioned product and marketing actions, to drive same-store sales growth over time.  The impact of these closures and conversions is expected to reduce annual revenue by approximately $35.0 to $50.0 million and reduce SG&A expense by approximately $17.0 to $25.0 million, with an insignificant impact on future operating income. Crocs also will consolidate global company-operated e-commerce sites from 21 to 11.

“We have identified the key strategic and structural improvements that we expect will allow the company to achieve its potential,” Rees said.  “We have a clear, well-defined strategy for addressing these issues and improving performance.  Work is underway already to drive significant change throughout our company in four key areas.  Our objective is to create a more efficient organization that can sustain profitable growth in a multi-channel global business model.

“We look forward to the opening of our new Global Commercial Center in Boston late this year,” Rees continued.  “We anticipate 50 to 75 employees to be located there over time, some of whom may relocate from Niwot.  We remain committed to Colorado, and our existing offices here will house our Product Creation and Global Shared Services Center.  Regional Commercial Centers in the Netherlands, Singapore and Japan will increasingly focus on our retail, wholesale and partner activities.

“Our clearer strategic focus will simplify our work flow, allowing us to develop and execute more powerful and cohesive global brand stories,” Rees added. “By clearly defining our core products, it will allow us to focus our growth initiatives around products where we are competitively well positioned for success while exiting less profitable products and business lines, thereby maximizing our profit growth potential.”

“This is an exciting time of transition for Crocs,” Rees said.  “Our near-term focus is controlling costs and re-organizing for better operating margins, which will prepare us for future revenue growth from our core products and markets.  The actions that we are announcing today are expected to result in the return to industry leading operating margins of more than 12 percent over time.  We expect that 2015 revenue will be impacted by store closures before revenue growth resumes in 2016 and beyond.

“We are confident we have the right plan for driving performance improvements at Crocs, with critical implementation steps already underway,” Rees added.  “We will continue to move quickly to build a world-class leadership and commercial team globally while implementing our transformation plan. Crocs is a powerful global lifestyle brand with strong potential.  I am excited to work with our team to realize that potential and create improved returns for our shareholders.”

“The business performance improvement plans announced by the company today represent the next stage of a Crocs transformation which began with Blackstone’s investment late last year,” said Thomas J. Smach, chairman of the board of directors.  “The board has confidence in the plan and the leadership team, and we look forward to realizing the tangible positive impacts on our business in order to increase shareholder value.”

Smach added that the company’s search for a permanent chief executive officer continues to progress and updates will be provided as appropriate.

Financial Review

Second quarter operating results

In the second quarter of 2014, the company reported GAAP operating income of $41.9 million compared with $50.4 million in the second quarter of 2013.

The company had GAAP net income attributable to common stockholders of $19.5 million compared with net income of $35.4 million in the prior year period.

As outlined in the non-GAAP reconciliations set forth later in this press release, the company recorded $16.8 million in non-GAAP charges (of which $7.3 million were non-cash charges). The company also recorded $3.0 million of dividends in the second quarter of 2014.

“Our second quarter 2014 financial results were driven by a number of factors, most significantly strength in our Europe business coupled with a renewed focus on profitability above revenue growth,” said Jeff Lasher, Crocs chief financial officer.  “Our direct-to-consumer business experienced strength in Europe; however, our Asia Pacific business was weaker than expected due to China and Korea comparable store performance.  Our Americas business on a comparable store basis exhibited continued weakness due primarily to the company’s highly promotional stance in the prior year period. That said, excluding certain charges our non-GAAP operating income exceeded last year’s level.”

Balance Sheet

Cash and cash equivalents at June 30, 2014 were $409.0 million, an increase of 28.9% compared with December 31, 2013.  This increase is primarily attributable to the sale of preferred stock in January of 2014 and also reflects the impact of the company’s purchase of approximately $50.0 million of common stock during the year under the company’s stock repurchase plan which is detailed below.  Inventories increased 18.1% during the second quarter of 2014 to $191.6 million compared with inventory at December 31, 2013.

Margins

Gross profit for the second quarter of 2014 increased 0.8% to $202.6 million, or 53.7% as a percentage of sales, compared with $200.9 million, or 55.2% as a percentage of sales in the prior year period. The year-over-year decrease in gross margin was primarily related to increased shipping costs globally offset by a decrease in promotional and clearance activity.  SG&A expenses were $160.7 million compared with $150.4 million a year ago, this increase is primarily attributable to restructuring costs, retail store impairments and the company’s enterprise resource planning (“ERP”) project.  As a percentage of sales, SG&A increased to 42.6% compared with 41.4% in the second quarter of 2013. The impact of the restructuring expenses, retail store impairments and the ERP expense contributed approximately 300 basis points to SG&A expense as a percentage of sales in the quarter.

Stock Repurchase

During the quarter, the company repurchased approximately 2.3 million shares of common stock bringing the total repurchases to 3.2 million shares under its previously announced $350 million stock repurchase program.  The company intends to continue to be patient, methodical and opportunistic in the execution of this buyback plan.

ERP System Implementation

The company’s SAP rollout is going well, and it has had successful rollouts in Japan and Australia meeting expectations.  The company expects full implementation to be complete during the first half of 2015.

Financial Outlook

The company expects GAAP revenue of approximately $300 to $305 million in the third quarter of 2014.

Conference Call Information

A teleconference call to discuss second quarter 2014 results is scheduled for tomorrow, Tuesday, July 22, 2014, at 9:00 a.m. EDT.  The call participation number is (888) 771-4371. A replay of the conference call will be available two hours after the completion of the call at (888) 843-7419. International participants can dial (847) 585-4405 to take part in the conference call and can access a replay of the call at (630) 652-3042. All of the above calls will require the input of the conference identification number 37720124. The call also will be streamed on the Crocs website, www.crocs.com.  An audio recording of the conference call will be available at www.crocs.com through August 5, 2014.

About Crocs, Inc.

Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers a broad portfolio of all-season products, while remaining true to its core molded footwear heritage. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs celebrates the fun of being a little different and encourages fans to “Find Your Fun” in every colorful pair of shoes. Since its inception in 2002, Crocs has sold more than 300 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

The matters regarding the future discussed in this news release include “forward-looking statements”

within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, investments in our business and outlook. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to  accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of July 21, 2014.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ thousands, except per share data)	2014	2013	2014	2013
Revenues	$376,920	$363,827	$689,349	$675,483
Cost of sales	174,349	162,960	330,551	308,767
Gross profit	202,571	200,867	358,798	366,716
Selling, general and administrative expenses	153,370	150,246	290,525	278,445
Restructuring charges	4,060	—	6,310	—
Asset impairment charges	3,230	202	3,230	202
Income from operations	41,911	50,419	58,733	88,069
Foreign currency transaction losses, net	220	814	2,988	3,414
Interest income	(403)	(517)	(880)	(823)
Interest expense	128	266	319	475
Other (income) expense, net	(30)	195	(171)	167
Income before income taxes	41,996	49,661	56,477	84,836
Income tax expense	18,719	14,305	24,076	20,519
Net income	$23,277	$35,356	$32,401	$64,317
Dividends on Series A convertible preferred shares	3,033	—	5,166	—
Dividend equivalents on Series A convertible preferred shares related to redemption value accretion and beneficial conversion feature	721	—	1,339	—
Net income attributable to common stockholders	$19,523	$35,356	$25,896	$64,317
Net income per common share:
Basic	$0.19	$0.40	$0.26	$0.73
Diluted	$0.19	$0.40	$0.25	$0.72

CROCS, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”), we present current period ‘adjusted results’, which are non-GAAP financial measures. Adjusted results of operations exclude the impact of items that management believes affect the comparability or underlying business trends in our condensed consolidated financial statements in the periods presented.

Management uses adjusted results to assist in comparing business trends from period to period on a consistent basis without regard to the impact of non-GAAP adjustments in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that these non-GAAP measures are used by, and are useful to, investors and other users of our financial statements in evaluating operating performance by providing better comparability between reporting periods because they provide an additional tool to evaluate our performance without regard to non-GAAP adjustments that may not be indicative of overall business trends. They also provide a better baseline for analyzing trends in our operations. We do not suggest that investors should consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cost of sales reconciliation:
GAAP cost of sales	$174,349	$162,960	$330,551	$308,767
Inventory write-down (1)	(2,029)	—	(2,029)	—
Non-GAAP cost of sales	$172,320	$162,960	$328,522	$308,767

Gross margin reconciliation:
GAAP gross margin	53.7%	55.2%	52.0%	54.3%
Inventory write-down (1)	0.6	—	0.3	—
Non-GAAP gross margin	54.3%	55.2%	52.3%	54.3%

Selling, general and administrative expenses (“SG&A”), restructuring expenses and asset impairment charges reconciliation:
GAAP SG&A, restructuring expenses and asset impairment charges	$160,660	$150,448	$300,065	$278,647
Restructuring and reorganization expenses (2)	(6,440)	—	(10,761)	—
New ERP implementation (3)	(4,639)	(1,628)	(7,028)	(3,481)
Retail asset impairment charges (4)	(3,230)	—	(3,230)	—
Legal settlement (5)	(424)	—	(1,846)	—
Brazil tax credits (6)	—	(6,094)	—	(6,094)
Non-GAAP SG&A, restructuring expenses and asset impairment charges	$145,927	$142,726	$277,200	$269,072

Net income attributable to common stockholders reconciliation:
GAAP net income attributable to common stockholders reconciliation:	$19,523	$35,356	$25,896	$64,317
Inventory write-down (1)	2,029	—	2,029	—
Restructuring and reorganization expenses (2)	6,440	—	10,761	—
New ERP implementation (3)	4,639	1,628	7,028	3,481
Retail asset impairment charges (4)	3,230	—	3,230	—
Legal settlement (5)	424	—	1,846	—
Brazil tax credits (6)	—	6,094	—	6,094
Non-GAAP net income attributable to common stockholders	$36,285	$43,078	$50,790	$73,892

Net income per diluted common share reconciliation:
GAAP net income per diluted common share	$0.19	$0.40	$0.25	$0.72
Inventory write-down (1)	0.02	—	0.02	—
Restructuring and reorganization expenses (2)	0.06	—	0.10	—
New ERP implementation (3)	0.05	0.02	0.07	0.04
Retail asset impairment charges (4)	0.03	—	0.03	—
Legal settlement (5)	0.00	—	0.02	—
Brazil tax credits (6)	—	0.06	—	0.07
Non-GAAP net income per diluted common share	$0.36	$0.48	$0.49	$0.83

(1) This relates to a write-off of obsolete inventory.

(2) This relates to severance expenses, bonuses, store closure costs, consulting fees and other expenses related to recent restructuring activities and our investment agreement with Blackstone.

(3) This represents operating expenses related to the implementation of our new ERP system and the add-back of accelerated depreciation and amortization on tangible and intangible items related to our current ERP system and supporting platforms that will no longer be utilized once the implementation of a new ERP is complete.

(4) This represents retail asset impairment charges for certain underperforming locations in our Americas, Asia Pacific and Europe segments.

(5) This represents legal settlement expenses.

(6) This represents a net expense related to the resolution of a statutory tax audit in Brazil.

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
($ thousands, except number of shares)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$408,953	$317,144
Accounts receivable, net of allowances of $20,837 and $10,513, respectively	195,902	104,405
Inventories	191,648	162,341
Deferred tax assets, net	4,587	4,440
Income tax receivable	14,426	10,630
Other receivables	17,295	11,942
Prepaid expenses and other current assets	37,923	29,175
Total current assets	870,734	640,077
Property and equipment, net	83,316	86,971
Intangible assets, net	85,747	72,132
Goodwill	2,479	2,690
Deferred tax assets, net	18,614	19,628
Other assets	40,983	53,661
Total assets	$1,101,873	$875,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,014	$57,450
Accrued expenses and other current liabilities	110,100	97,111
Deferred tax liabilities, net	11,197	11,199
Accrued restructuring	3,839	—
Income taxes payable	32,576	15,992
Current portion of long-term borrowings and capital lease obligations	5,434	5,176
Total current liabilities	255,160	186,928
Long term income tax payable	25,744	36,616
Long-term borrowings and capital lease obligations	9,040	11,670
Other liabilities	16,745	15,201
Total liabilities	306,689	250,415

Commitments and contingencies
Series A convertible preferred shares, par value $0.001 per share, 200,000 shares issued and outstanding, redemption amount and liquidation preference of $203,033 and $0 at June 30, 2014 and December 31, 2013, respectively	171,282	—

Stockholders’ equity:
Preferred shares, par value $0.001 per share, 5,000,000 shares authorized, none outstanding	—	—
Common shares, par value $0.001 per share, 250,000,000 shares authorized, 92,213,732 and 85,804,571 shares issued and outstanding, respectively, at June 30, 2014 and 91,662,656 and 88,450,203 shares issued and outstanding, respectively, at December 31, 2013	93	92
Treasury stock, at cost, 6,409,161 and 3,212,453 shares, respectively	(102,270)	(55,964)
Additional paid-in capital	341,858	321,532
Retained earnings	370,328	344,432
Accumulated other comprehensive income	13,893	14,652
Total stockholders’ equity	623,902	624,744
Total liabilities, commitments and contingencies and stockholders’ equity	$1,101,873	$875,159

Schedule 1:  Revenue Results — Channel and Regional Second Quarter 2014 (UNAUDITED)

	Three Months Ended June 30,		Change		Constant Currency Change (1)
($ thousands)	2014	2013	$	%	$	%
Channel revenues:
Wholesale:
Americas	$65,715	$69,089	$(3,374)	(4.9)%	$(2,632)	(3.8)%
Asia Pacific	71,748	67,383	4,365	6.5	4,731	7.0
Japan	26,697	31,053	(4,356)	(14.0)	(3,275)	(10.5)
Europe	44,576	33,742	10,834	32.1	9,254	27.4
Other businesses	(86)	98	(184)	(187.8)	(184)	(187.8)
Total Wholesale	208,650	201,365	7,285	3.6	7,894	3.9
Consumer-direct:
Retail:
Americas	60,622	61,041	(419)	(0.7)	2	0.0
Asia Pacific	44,648	40,871	3,777	9.2	2,565	6.3
Japan	12,328	12,327	1	0.0	432	3.5
Europe	19,620	18,050	1,570	8.7	1,292	7.2
Total Retail	137,218	132,289	4,929	3.7	4,291	3.2
Internet:
Americas	15,231	16,125	(894)	(5.5)	(812)	(5.0)
Asia Pacific	5,090	3,578	1,512	42.3	1,541	43.1
Japan	2,170	2,092	78	3.7	160	7.6
Europe	8,561	8,378	183	2.2	(166)	(2.0)
Total Internet	31,052	30,173	879	2.9	723	2.4
Total revenues:	$376,920	$363,827	$13,093	3.6%	$12,908	3.5%

	Three Months Ended June 30,		Change		Constant Currency Change(1)
($ thousands)	2014	2013	$	%	$	%
Regional Revenue:
Americas	$141,568	$146,255	$(4,687)	(3.2)%	$(3,442)	(2.4)%
Asia Pacific	121,486	111,832	9,654	8.6	8,837	7.9
Japan	41,195	45,472	(4,277)	(9.4)	(2,683)	(5.9)
Europe	72,757	60,170	12,587	20.9	10,380	17.3
Other businesses	(86)	98	(184)	(187.8)	(184)	(187.8)
Total revenues:	$376,920	$363,827	$13,093	3.6%	$12,908	3.5%

(1) Reflects quarter-over-quarter and year-over-year change as if the current period results were in “constant currency,” which is a non-GAAP financial measure. Constant currency is a measure utilized by management in which current period results have been restated using 2013 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends by excluding the impact of foreign currency exchange rate fluctuations. We do not suggest that investors should consider this non-GAAP measure in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Revenue Results — Channel and Regional Year to Date 2014 (UNAUDITED)

	Six Months Ended June 30,		Change		Constant Currency Change(1)
($ thousands)	2014	2013	$	%	$	%
Channel revenues:
Wholesale:
Americas	$135,890	$150,693	$(14,803)	(9.8)%	$(12,926)	(8.6)%
Asia Pacific	149,745	136,937	12,808	9.4	13,619	9.9
Japan	47,744	53,580	(5,836)	(10.9)	(2,739)	(5.1)
Europe	92,356	80,275	12,081	15.0	8,929	11.1
Other businesses	172	163	9	5.5	(18)	(11.0)
Total Wholesale	425,907	421,648	4,259	1.0	6,865	1.6
Consumer-direct:
Retail:
Americas	97,203	96,945	258	0.3	1,091	1.1
Asia Pacific	66,767	60,468	6,299	10.4	5,572	9.2
Japan	18,458	18,228	230	1.3	1,362	7.5
Europe	30,350	27,739	2,611	9.4	2,377	8.6
Total Retail	212,778	203,380	9,398	4.6	10,402	5.1
Internet:
Americas	25,595	28,046	(2,451)	(8.7)	(2,256)	(8.0)
Asia Pacific	6,839	4,884	1,955	40.0	2,089	42.8
Japan	4,043	4,023	20	0.5	326	8.1
Europe	14,187	13,502	685	5.1	171	1.3
Total Internet	50,664	50,455	209	0.4	330	0.7
Total revenues:	$689,349	$675,483	$13,866	2.1%	$17,597	2.6%

	Six Months Ended June 30,		Change		Constant Currency Change(1)
($ thousands)	2014	2013	$	%	$	%
Regional Revenue:
Americas	$258,688	$275,684	$(16,996)	(6.2)%	$(14,091)	(5.1)%
Asia Pacific	223,351	202,289	21,062	10.4	21,280	10.5
Japan	70,245	75,831	(5,586)	(7.4)	(1,051)	(1.4)
Europe	136,893	121,516	15,377	12.7	11,477	9.4
Other businesses	172	163	9	5.5	(18)	(11.0)
Total revenues:	$689,349	$675,483	$13,866	2.1%	$17,597	2.6%

(1) Reflects quarter-over-quarter and year-over-year change as if the current period results were in “constant currency,” which is a non-GAAP financial measure. Constant currency is a measure utilized by management in which current period results have been restated using 2013 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends by excluding the impact of foreign currency exchange rate fluctuations. We do not suggest that investors should consider this non-GAAP measure in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Schedule 2:  Company Operated Retail Highlights (UNAUDITED)

2014 Second Quarter Comparable Store Sales

	Constant Currency	Constant Currency
	Three Months Ended	Three Months Ended
Comparable store sales (1)	June 30, 2014(2)	June 30, 2013(2)
Americas	(6.2)%	1.5%
Asia Pacific	(6.0)	8.3
Japan	(6.4)	(19.5)
Europe	1.1	1.0
Global	(5.1)%	1.0%

	Constant Currency	Constant Currency
	Six Months Ended	Six Months Ended
Comparable store sales (1)	June 30, 2014(2)	June 30, 2013(2)
Americas	(5.7)%	(3.0)%
Asia Pacific	(2.6)	8.0
Japan	(4.4)	(16.0)
Europe	1.0	(1.7)
Global	(3.8)%	(1.2)%

(1) Comparable store status is determined on a monthly basis. Comparable store sales begin in the thirteenth month of a store’s operation. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteenth month post re-opening. Comparable store sales exclude the impact of our internet channel revenues and are calculated on a currency neutral basis using historical annual average currency rates.

(2) Reflects quarter-over-quarter and year-over-year change as if the current period results were in “constant currency,” which is a non-GAAP financial measure. Constant currency is a measure utilized by management in which current period results have been restated using 2013 average foreign exchange rates for the comparative period to enhance the visibility of the underlying business trends by excluding the impact of foreign currency exchange rate fluctuations. We do not suggest that investors should consider this non-GAAP measure in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Retail store counts

	December 31,			June 30,
Company-operated retail locations:	2013	Opened	Closed	2014
Type:
Kiosk/Store in Store	122	4	(16)	110
Retail Stores	327	33	(19)	341
Outlet Stores	170	15	(12)	173
Total	619	52	(47)	624
Operating segment:
Americas	216	12	(19)	209
Asia Pacific	236	28	(21)	243
Japan	49	4	—	53
Europe	118	8	(7)	119
Total	619	52	(47)	624

	June 30,			June 30,
Company-operated retail locations:	2013	Opened	Closed	2014
Type:
Kiosk/Store in Store	125	10	(25)	110
Retail Stores	305	67	(31)	341
Outlet Stores	145	41	(13)	173
Total	575	118	(69)	624
Operating segment:
Americas	205	31	(27)	209
Asia Pacific	207	68	(32)	243
Japan	49	5	(1)	53
Europe	114	14	(9)	119
Total	575	118	(69)	624

Schedule 3: CROCS, INC. BACKLOG (UNAUDITED)

	June 30,
($ thousands)	2014	2013
Americas	$68,693	$58,628
Asia Pacific	67,299	53,430
Japan	29,340	28,748
Europe	40,836	20,230
Total backlog (1)	$206,168	$161,036

(1) We receive a significant portion of orders from our wholesale customers and distributors that remain unfilled as of any date and, at that point, represent orders scheduled to be shipped at a future date. We refer to these unfilled orders as backlog. While all orders in our backlog are subject to cancellation by customers, we expect that the majority of such orders will be filled within one year. Backlog as of a particular date is affected by a number of factors, including seasonality, manufacturing schedule and the timing of product shipments. Further, the mix of future and immediate delivery orders can vary significantly period over period. Backlog only relates to wholesale and distributor orders for the next season and current season fill-in orders and excludes potential sales in our retail and internet channels. Backlog also is affected by the timing of customers’ orders and product availability. Due to these factors and since the unfulfilled orders can be canceled at any time prior to shipment by our customers, we believe that backlog may be an imprecise indicator of future revenues that may be achieved in a fiscal period and comparisons of backlog from period to period may be misleading. In addition, our historical cancellation experience may not be indicative of future cancellation rates.